EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 of Trans-Century Resources, Inc. (the “Company”) of our report dated April 23, 2003 on the financial statements of the Company, as of December 31, 2002, included in the Company’s Annual Statement on Form 10-KSB, filed pursuant to the Securities Exchange Act of 1934, and to the reference to our Firm under the caption “Experts” included in this registration statement.  Our report, dated April 23, 2003, includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

SPROUSE & ANDERSON, L.L.P.

Austin, Texas

September 22, 2003